UNITED STATES                 SEC File Number
                  SECURITIES AND EXCHANGE COMMISSION         0-12914
                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) _X_ Form 10-K  __ Form 20-F __ Form 11-K  __ Form 10-Q
            __ Form N-SAR  __ Form N-CSR

               For Period Ended: December 31, 2003


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR

               For the Transition Period Ended:________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Environmental Energy Services, Inc.
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Full Name of Registrant


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Former Name if Applicable

205 S. Bickford Avenue
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Address of Principal Executive Office (STREET AND NUMBER)

El Reno, OK 73036
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)     The reasons described in reasonable detail in Part III of
_X_ this form could not be eliminated without unreasonable effort or expense;

         (b)     The subject annual report, semi-annual report, transition
 X_              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                 Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company's auditors are unable to complete the review within the filing time period.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Greg Holsted              (405)                262-0800
         ------------------------     -----------        -----------------
                (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         X Yes   __ No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
         the subject report or portion thereof? ___  Yes    _X__  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                     ENVIRONMENTAL ENERGY SERVICES, INC.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ENVIRONMENTAL ENERGY SERVICES, INC.

Date:  March 31, 2005                  By /s/ Greg Holsted
                                       -----------------------------------
                                       Greg Holsted, Chief Financial
                                       Officer